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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1/Amendment No. 165 to Registration Statement Nos. 333-176654/811-04001 on Form N-4 of our report dated March 31, 2011, relating to the financial statements and financial highlights comprising each of the Investment Divisions of Metropolitan Life Separate Account E and our report dated March 31, 2011, relating to the consolidated financial statements of Metropolitan Life Insurance Company and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to changes in the Company's method of accounting for the recognition and presentation of other-than-temporary impairment losses for certain investments as required by accounting guidance adopted on April 1, 2009, and its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008), both appearing in the Statement of Additional Information, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
September 16, 2011